Exhibit 23.2

July 15, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual Report of AdvanSource Biomaterials Corporation and Subsidiary (collectively, the "Company") on Form 10-K of our report dated July 11, 2012, relating to the consolidated financial statements of the Company for the year ended March 31, 2012.  We also consent to the incorporation by reference of our report dated July 11, 2012, relating to the consolidated financial statements of the Company for the year ended March 31, 2012, into the Company’s previously filed Registration Statements on Form S-8 (File No. 333-117594, 333-106607 and 333-05893).

We also consent to the reference to us under the heading "Experts" in such Registration Statements.

/s/  Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP

Tewksbury, Massachusetts